Exhibit 4.53

Form Confirmation Letter

The Confirmation Letter has been executed by the following parties on [        ]:

1.	Party A: Linktone Ltd. (“Linktone”)
Registered Office: Cayman Islands

2.	Party B: [VIE]
Registered Office: [         ]
Legal Representative: [         ]

3.	Party C: [wholly owned subsidiary]
Registered Office: [         ]
Legal Representative: [         ]

4.	Party D:	[individual shareholder of VIE] (ID Number:[ ])

[individual shareholder of VIE] (ID Number:[        ])

(collectively, the “Parties”).

Whereas:

The Parties entered into the Loan Agreement, the Equity Interest Pledge Agreement, the Contract Relating to the Exclusive Purchase Right of Equity Interest, the Exclusive Technical Consulting and Service Agreement and Operating Agreement (collectively, the “Cooperation Agreements”) on [       ]. Based on performance status of the Cooperation Agreements and mutual agreement, the Parties agree to make further clarification on the Cooperation Agreements as follows:

To the extent as permitted by PRC Law, in the event, which includes but not limited to, that Party B occurs losses, Party A agrees to, directly or through its wholly owned subsidiary in China Party C, provide continuous financial support which does not require repayment by Party B in order to meet Party B’s operation requirements.

In witness whereof, the Parties hereto have executed this Confirmation Letter as of the date first written above.

Party A: Linktone Ltd. (Chop)

Signature:
Title:

Party B: [VIE]

Signature:
Title:

Party C: [wholly owned subsidiary] (Chop)

Signature:
Title:

Party D:	[individual shareholder of VIE]	[individual shareholder of VIE]

Signature: